AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2025

REGISTRATION NO. 333-223888

REGISTRATION NO. 333-225756

REGISTRATION NO. 333-239611

REGISTRATION NO. 333-274587

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-223888

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-225756

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-239611

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-274587

UNDER

THE SECURITIES ACT OF 1933

PLAYA HOTELS & RESORTS N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	98-1346104
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Keizersgracht 555

1017 DR Amsterdam, the Netherlands

+ 31 20 240 9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark S. Hoplamazian

President and Chief Executive Officer

Hyatt Hotels Corporation

150 North Riverside Plaza, 8th Floor

Chicago, Illinois 60606

(312) 750-1234

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Playa Hotels & Resorts N.V. (the “Company”) deregister all securities that remain unsold under the following registration statements on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-223888, filed with the SEC on March 23, 2018, registering the resale of up to 62,260,534 ordinary shares, par value €0.10 per share, of the Company (“Ordinary Shares”), as amended by Amendment No. 1 filed with the SEC on April 6, 2018;

•	Registration Statement No. 333-225756, filed with the SEC on June 20, 2018, registering the resale of up to 20,000,000 Ordinary Shares;

•	Registration Statement No. 333-239611, filed with the SEC on July 1, 2020, registering the resale of up to 4,878,049 Ordinary Shares; and

•	Registration Statement No. 333-274587, filed with the SEC on September 19, 2023, registering the issuance and sale of Ordinary Shares, warrants, rights and units of the Company.

On February 9, 2025, the Company entered into Purchase Agreement (the “Purchase Agreement”) with Hyatt Hotels Corporation, a Delaware corporation (“Hyatt”), and HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of Hyatt (“Buyer”) to purchase all of the issued and outstanding Ordinary Shares at a purchase price of $13.50 per Ordinary Share payable in cash (the “Offer Consideration”), less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 24, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal,” together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”). On June 11, 2025, pursuant to the Purchase Agreement, Buyer completed its initial tender offer for all of the Company’s outstanding Ordinary Shares and accepted for payment approximately 84.5% of the issued and outstanding Ordinary Shares (the “Closing”).

As a result of the Closing, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of each offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, State of Virginia, on June 12, 2025.

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Dayna Blank
Name:	Dayna Blank
Title:	Attorney-in-Fact

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.